Exhibit 11

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Offering Statement on Form 1-A/A of Sugarfina Corporation of our report dated August 14, 2020, except for the effects of disclosing the Company’s reincorporation in Note 1 and the related retroactively adjusted earnings per membership unit information, as to which the date is December 9, 2020, with respect to our audits of the consolidated financial statements of Sugarfina Holdings LLC (Successor), which comprise the consolidated balance sheets as of December 31, 2019 (Successor) and 2018 (Predecessor), and the related consolidated statements of operations and comprehensive loss, changes in member’s equity, Predecessor changes in stockholder’s equity, and cash flows for the periods November 1, (Inception) to December 31, 2019 (Successor), January 1, 2019 to October 31, 2019 (Predecessor) and the year ended December 31, 2018 (Predecessor), and the related notes to the consolidated financial statements.

/s/ Windes, Inc.

Windes, Inc.

Long Beach, CA

December 10, 2020